                                 CASH OFFER FOR

                         ALL OUTSTANDING COMMON SHARES

                                       OF

                               BAAN COMPANY N.V.

                       PURSUANT TO THE OFFER TO PURCHASE
                              DATED JUNE 14, 2000

                                       AT

                              E2.85 NET PER SHARE

                                       BY

                           INVENSYS HOLDINGS LIMITED
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                  INVENSYS PLC

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 3:00 P.M. AMSTERDAM TIME (9:00 A.M., NEW YORK CITY TIME), ON THURSDAY, JULY 13, 2000,
                         UNLESS THE OFFER IS EXTENDED.

                                                                   June 14, 2000

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase for Cash dated June 14, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal relating to an offer by Invensys Holdings Limited, a private limited company organized under the laws of England and Wales ("Offeror"), and an indirect wholly owned subsidiary of Inversys plc, a public limited company organized under the laws of England and Wales ("Parent"), to acquire all outstanding common shares, par value NLG 0.06 per share ("Shares"), of Baan Company N.V., a corporation organized under the laws of The Netherlands ("Baan" or the "Company"), not already owned by Offeror or its affiliates, for E2.85, net to the seller in cash without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (as any of the foregoing may be amended or supplemented from time to time, constitute the "Offer"). Holders of U.S. Registered Shares (as defined in the Offer to Purchase) whose certificates for such U.S. Registered Shares ("Share Certificates") are not immediately available, who cannot deliver their Share Certificates and all other required documents to Morgan Guaranty Trust Company of New York, the U.S. Depositary, on or prior to the Expiration Date (as defined in the Offer to Purchase) or who cannot complete the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, must tender their U.S. Registered Shares according to the guaranteed delivery procedure described under "Guaranteed Delivery" in
Section 3 of the Offer to Purchase.

     WE ARE THE HOLDER OF RECORD OF U.S. REGISTERED SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH U.S. REGISTERED SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER U.S. REGISTERED SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of such U.S. Registered Shares held by us for your account, as well as to what form of consideration you wish to receive for any such tendered U.S. Registered Shares, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

     1. The Offer Price for each tendered Share is E2.85, net to the seller in cash without interest thereon.

     2. HOLDERS OF U.S. REGISTERED SHARES WILL RECEIVE ALL CASH PAYMENTS PURSUANT TO THE OFFER IN U.S. DOLLARS UNLESS THE HOLDER ELECTS TO RECEIVE ALL SUCH PAYMENTS IN EUROS. See Instruction 8 of the Letter of Transmittal. Shareholders tendering by book-entry transfer who wish to receive cash payments pursuant to the Offer in euros instead of U.S. dollars must submit herewith a copy of the Agent's Message (as defined in the Offer to Purchase) used to tender such U.S. Registered Shares. Holders of U.S. Registered Shares who elect to receive cash payments pursuant to the Offer in euros and who do not tender such Shares by book-entry transfer must provide the U.S. Depositary with wire instructions for an account in The Netherlands to which such payment may be made and have their signatures on the Letter of Transmittal guaranteed by an Eligible Institution (as defined in Instruction 1 of the Letter of Transmittal). See Instructions 1 and 8 of the Letter of Transmittal.

     3. The Offer is made for all outstanding Shares.

     4. Each of the Company Board of Management and the Company Supervisory Board has unanimously approved the Offer and determined that the terms of the Offer are in the best interests of the Company and its shareholders and recommends that shareholders tender all of their Shares in the Offer. See "Introduction" in the Offer to Purchase.

     5. The Offer is being made pursuant to the offer agreement, dated as of May 31, 2000 between Parent, on behalf of itself and two subsidiaries (then intended to be formed) and the Company (the "Offer Agreement"). Subsequent to entering into the Offer Agreement, Parent, on behalf of the contemplated subsidiaries, assigned the rights and obligations of those subsidiaries under the Offer Agreement to Offeror. Any shareholders who do not tender their Shares will remain shareholders of the Company following consummation of the Offer until such time as Offeror acquires at least 95% of the outstanding Shares and the Enterprise Division of the Court of Appeals in Amsterdam subsequently approves a statutory buy out procedure (the "Statutory Buy Out Procedure") of the remaining minority Shares pursuant to the Dutch Civil Code. Those shareholders who do not tender their Shares pursuant to the Offer are not entitled to receive consideration for their Shares from Offeror unless Offeror effects the Statutory Buy Out Procedure or otherwise agrees to acquire such holders' Shares in accordance with applicable Law. See Section 12 in the Offer to Purchase.

     6. Concurrently with the announcement of the Offer, Parent announced it is forming Invensys Software and Systems division ("ISS") of which the Company will be a part. ISS will be a provider of manufacturing solutions, providing, software and services and the pro forma combined division is expected to have annual revenues of approximately U.S.$2 billion. Bruce Henderson, currently the division Chief Executive of Parent's Intelligent Automation business, will take management responsibility for ISS. Laurens van der Tang, currently Executive Vice President of Research and Development at the Company, will become President of the Company upon closing of the Offer. It is expected that the Company will continue operating under the name of "Baan" and will continue to compete in the global market with the full range of its products. Barneveld, The Netherlands, will be the headquarters of the Company. The headquarters of ISS will be in Herndon, Virginia, USA.

     The combination of the Company and Parent's software systems businesses will create a leader in manufacturing solutions with the scale to compete in the global market. ISS will have products in e-business, customer relationship management, web-enabled enterprise resource planning and supply chain management.

     7. The Offer and withdrawal rights expire at 3:00 p.m., Amsterdam time (9:00 a.m., New York City time), on Thursday, July 13, 2000, unless the Offer is extended.

     8. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

     9. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would represent at least 95% of the outstanding Shares of the Company as of the Expiration Date. The Offer is also subject to other terms and conditions which the Company shareholders should carefully consider. See Section 14 in the Offer to Purchase.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to shareholders in such jurisdiction.

     If you wish to have us tender any or all of the U.S. Registered Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter, including an election as to whether you wish to receive the Offer Price for each of your tendered U.S. Registered Shares, pursuant to the Offer in euros. If you authorize a tender of your U.S. Registered Shares, all such U.S. Registered Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

     Each tendered U.S. Registered Share will be exchanged for the Offer Price in the Offer.

                          INSTRUCTIONS WITH RESPECT TO

               THE OFFER TO ACQUIRE ALL OUTSTANDING COMMON SHARES

                                       OF

                               BAAN COMPANY N.V.
                       PURSUANT TO THE OFFER TO PURCHASE
                              DATED JUNE 14, 2000

                                       AT

                              E2.85 NET PER SHARE
                                       BY

                           INVENSYS HOLDINGS LIMITED
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                  INVENSYS PLC

     The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase for Cash dated June 14, 2000 (the "Offer to Purchase") and the related Letter of Transmittal pursuant to an offer by Invensys Holdings Limited, a private limited company organized under the laws of England and Wales ("Offeror"), and an indirect wholly owned subsidiary of Inversys plc, a public limited company organized under the laws of England and Wales ("Parent") to acquire all outstanding common shares, par value NLG 0.06 per share ("Shares"), of Baan Company N.V., a corporation organized under the laws of The Netherlands ("Baan" or the "Company"), not already owned by Offeror or its affiliates, for E2.85, net to the seller in cash without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (as any of the foregoing may be amended or supplemented form time to time, constitute the "Offer").

     This will instruct you (i) to tender the number of Shares indicated below (or, if no number is indicated below, all Shares which are held by you for the account of the undersigned), (ii) to receive payment pursuant to the Offer for such tendered Shares as is indicated below and (iii) to elect to receive all cash payments pursuant to the Offer in euros (or, if no such election is indicated below, to receive all such payments in U.S. dollars), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.


Total Number of Shares to be tendered:*       SIGN HERE
--------------- Shares                        ------------------------------------------
                                              SIGNATURE(S)
Dated             , 2000                      ------------------------------------------
                                              PLEASE PRINT NAME(S)
                                              ------------------------------------------
                                              ADDRESS
                                              ------------------------------------------
                                              AREA CODE AND TELEPHONE NUMBER
                                              ------------------------------------------
                                              TAX, IDENTIFICATION OR
                                              SOCIAL SECURITY NUMBER

---------------
* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

                         SPECIAL CURRENCY INSTRUCTIONS
                (SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL)

[ ] PAYMENT IN EUROS. Check this box if you wish to receive cash payments pursuant to the Offer in euros instead of U.S. dollars. MAKE NO MARK IN THIS BOX IF YOU WISH TO RECEIVE PAYMENTS PURSUANT TO THE OFFER IN U.S. DOLLARS.

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(SHAREHOLDERS WHO WISH TO HAVE THEIR CASH PAYMENT MADE IN EUROS INSTEAD OF U.S.
 DOLLARS SHOULD PROVIDE WIRE INSTRUCTIONS FOR AN ACCOUNT IN THE NETHERLANDS TO
                      WHICH SUCH PAYMENT MAY BE MADE HERE)